Exhibit 4.1

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into and effective as of May 28, 2024 by and among Permian Resources Corporation, a Delaware corporation (the “Company”), Tascosa Energy Partners, LLC, a Texas limited liability company (“Tascosa”), and Canyon Draw Resources, LLC, a Texas limited liability company (“CDR” and together with Tascosa, each, an “Initial Holder” and collectively, the “Initial Holders”) and each person who becomes a party to this Agreement by entering into a joinder agreement in the form attached hereto as Exhibit A.

RECITALS

WHEREAS, the Company and the Initial Holders entered into that certain Purchase and Sale Agreement, dated as of April 17, 2024 (the “Purchase Agreement”);

WHEREAS, in connection with the closing of the transactions contemplated by the Purchase Agreement, on the date hereof (the “Closing” and such date of closing, the “Closing Date”), among other things, the Initial Holders will receive, in the aggregate, 6,242,000 shares (the “Shares”) of Class A common stock, par value $0.0001 per share, of the Company (“Class A Common Stock”); and

WHEREAS, in connection with the Closing, the Company and each of the Initial Holders have entered into this Agreement to set forth certain understandings among themselves with respect to, among other things, the registration of securities owned by the Holders.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of one or more of the Co-Chief Executive Officers or the principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Affiliate” means, with respect to a specified Person, each other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified; provided that no Holder shall be deemed an Affiliate of any other Holder by reason of an investment in, or holding of Common Stock (or securities convertible or exchangeable for shares of Common Stock) of, the Company. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities or by contract or other agreement).

“Agreement” shall have the meaning given in the Preamble hereto.

“Blackout Period” shall have the meaning given in subsection 3.4.2.

“Block Trade” shall have the meaning given in subsection 2.4.1.

“CDR” shall have the meaning given in the Preamble hereto.

“Class A Common Stock” shall have the meaning given in the Recitals hereto.

“Closing” shall have the meaning given in the Recitals hereto.

“Closing Date” shall have the meaning given in the Recitals hereto.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” means the Class A Common Stock and the Class C common stock, par value $0.0001 per share, of the Company, collectively.

“Company” shall have the meaning given in the Preamble hereto.

“Coordinated Offering” shall have the meaning given in subsection 2.4.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Holder” and “Holders” shall mean the Initial Holders and such other Persons who sign a joinder agreement attached hereto as Exhibit A in accordance with this Agreement.

“Initial Holder” and “Initial Holders” shall have the meaning given in the Preamble hereto.

“Initial Shelf Registration Statement” shall have the meaning given in subsection 2.1.1.

“Maximum Number of Securities” shall have the meaning given in subsection 2.2.2.

“Member Distribution” shall have the meaning given in subsection 2.1.1.

“Minimum Takedown Threshold” shall have the meaning given in subsection 2.2.1.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus in the light of the circumstances under which they were made not misleading.

“Person” means an individual or any corporation, partnership, limited liability company, trust, unincorporated organization, association, joint venture or any other organization or entity, whether or not a legal entity.

“Pre-Existing Holders” means “Holders” as defined in that certain Registration Rights Agreement, dated as of August 21, 2023, by and among the Company and the Persons party thereto.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Purchase Agreement” shall have the meaning given in the Recitals hereto.

“Registrable Security” shall mean (a) the Shares and (b) any other equity security of the Company issued or issuable with respect to any such share of Class A Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities have been sold pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission); or (E) such securities are no longer subject to the restrictions on trading under the provisions of Rule 144 under the Securities Act, including volume and manner of sale restrictions, and the current public information requirement of Rule 144(e) no longer applies.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Class A Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company; and

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shares” shall have the meaning given in the Recitals hereto.

“Shelf” shall mean the Initial Shelf Registration Statement and any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” means a registration of securities pursuant to a registration statement filed with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Subsequent Shelf Registration Statement” shall have the meaning given in subsection 2.1.2.

“Suspension Period” shall have the meaning given in subsection 3.4.1.

“Tascosa” shall have the meaning given in the Preamble hereto.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Demand Holder” shall have the meaning given in subsection 2.2.1.

“Underwritten Offering” shall mean an offering in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public (which shall, for the avoidance of doubt, include any Underwritten Shelf Takedown).

“Underwritten Offering Filing” means with respect to an Underwritten Shelf Takedown, a preliminary prospectus supplement (or prospectus supplement if no preliminary prospectus supplement is used) to the Shelf relating to such Underwritten Shelf Takedown.

“Underwritten Shelf Takedown” shall have the meaning given in subsection 2.2.1.

ARTICLE II

REGISTRATIONS

2.1 Shelf Registration.

2.1.1 Initial Shelf Registration. In accordance with Section 7.16 of the Purchase Agreement, the Company, on the Closing Date, filed with the Commission a Registration Statement for a Shelf Registration (the “Initial Shelf Registration Statement”) covering, subject to Section 3.3, the public resale of all of the Registrable Securities (determined as of the Closing) on a delayed or continuous basis, which Initial Shelf Registration Statement was an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) on Form S-3. The Initial Shelf Registration Statement contained a prospectus in such form as to permit the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein, including a distribution to, and resale by, the members, partners, stockholders or other equity holders of any Holder (a “Member Distribution”). Further, the Company shall, at the reasonable request of any Holder seeking to effect a Member Distribution, file any prospectus supplement or post-effective amendments and otherwise take any action reasonably necessary to include such language, if such language was not included in the Initial Shelf Registration Statement (or, if applicable, the registration statement filed in connection with any Subsequent Shelf Registration (as defined below)), or revise such language if deemed reasonably necessary by any such Holder in connection with such Member Distribution or otherwise to permit the public resale of Registrable Securities by such Holder in accordance with this Section 2.1. As soon as practicable following the effective date of the Initial Shelf Registration Statement, but in any event within three (3) business days of such date, the Company shall notify the Holders of the effectiveness of such Initial Shelf Registration Statement. When deemed effective, the Initial Shelf Registration Statement (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain a Misstatement.

2.1.2 Subsequent Shelf Registration. The Company shall maintain a Shelf for the benefit of the Holders in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use by each Holder and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.3 and Section 3.4, use its commercially reasonable efforts to as promptly as reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), including, if necessary, amending such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or filing an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein, including a Member Distribution. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form. As soon as practicable following the effective date of any Subsequent Shelf Registration, but in any event within three (3) business days of such date, the Company shall notify the Holders of the effectiveness of such Subsequent Shelf Registration. When deemed effective, a Subsequent Shelf Registration (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain a Misstatement.

2.2 Underwritten Shelf Takedown.

2.2.1 Underwritten Shelf Takedown Request. At any time following the effectiveness of a Shelf pursuant to Section 2.1, CDR, by itself or together with any other Holder (CDR and, if applicable, any other participating Holder, collectively, the “Underwritten Demand Holder”), may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to such Shelf (each, an “Underwritten Shelf Takedown”); provided, in each case, that the Company shall be obligated to effect an Underwritten Shelf Takedown only if such offering shall include (a) Registrable Securities proposed to be sold by the Underwritten Demand Holder with a total offering price reasonably expected to exceed, in the aggregate, $50,000,000 or (b) all remaining Registrable Securities held by the Underwritten Demand Holder (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Offering. The Company and the Underwritten Demand Holder shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by such parties with the managing Underwriter or Underwriters selected by the Underwritten Demand Holder (which managing Underwriter or Underwriters shall be subject to approval of the Company, which approval shall not be unreasonably withheld, conditioned or delayed) and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities in accordance with the terms of this Agreement. In connection with any Underwritten Shelf Takedown contemplated by this subsection 2.2.1, subject to subsection 3.4 and Article IV, the underwriting agreement into which the Underwritten Demand Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations as are customary in underwritten offerings of securities by the Company. Notwithstanding any other provision of this Agreement to the contrary, (i) the Underwritten Demand Holder may not demand more than one (1) Underwritten Shelf Takedown; and (ii) notwithstanding anything to the contrary in this Agreement, the Company may effect an Underwritten Shelf Takedown pursuant to any then-effective Shelf that is then available for such offering.

2.2.2 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Offering pursuant to an Underwritten Shelf Takedown, in good faith, advise the Company and the Underwritten Demand Holder in writing that the dollar amount or number of Registrable Securities that the Underwritten Demand Holder desires to sell, taken together with all other Class A Common Stock or other equity securities that the Company desires to sell and the Class A Common Stock, if any, as to which an Underwritten Offering has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in such Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows:

(a) first, the Registrable Securities of the Underwritten Demand Holder, that can be sold without exceeding the Maximum Number of Securities;

(b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the Class A Common Stock or other equity securities of Pre-Existing Holders that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such Persons and that can be sold without exceeding the Maximum Number of Securities;

(c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a) and clause (b), the Class A Common Stock or other equity securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Securities; and

(d) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), clause (b) and clause (c), the Class A Common Stock or other equity securities of other Persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such Persons and that can be sold without exceeding the Maximum Number of Securities.

2.3 Withdrawal. The Underwritten Demand Holder shall have the right to withdraw all or any portion of its Registrable Securities included in an Underwritten Shelf Takedown pursuant to Section 2.2 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters of its intention to so withdraw at any time prior to prior to the pricing of such Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Shelf Takedown prior to its withdrawal under this Section 2.3. With respect to the Underwritten Demand Holder, the first Underwritten Shelf Takedown request that has been so withdrawn by the Underwritten Demand Holder shall not count as the one (1) permitted Underwritten Shelf Takedown pursuant to subsection 2.2.1; provided that, for avoidance of doubt, any subsequent Underwritten Shelf Takedown that has been withdrawn shall count as the one (1) permitted Underwritten Shelf Takedown pursuant to subsection 2.2.1.

2.4 Block Trades; Coordinated Offerings.

2.4.1 Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective shelf registration statement is on file with the Commission in respect of a Holder, if such Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”) consisting of Registrable Securities (x) with a total offering price reasonably expected to exceed $25,000,000 or (y) representing all remaining Registrable Securities held by the Holders or (b) an “at the market” or similar non-marketed, non-underwritten registered offering through a broker, sales agent or distribution agent, whether as agent or principal, which shall not require the delivery of any comfort letters, execution of an underwriting agreement or the conducting of any underwriter due diligence (a “Coordinated Offering”), then, provided that such Holder notifies the Company of the Block Trade or Coordinated Offering at least five (5) business days prior to the day such offering is to commence, the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade or Coordinated Offering, including, (a) in the event of a Block Trade, the delivery of customary comfort letters, customary legal opinions and customary underwriter due diligence, subject to receipt by the Company, its auditors and legal counsel of representation and documentation by such persons to permit the delivery of such comfort letter and legal opinions and (b) in the event of a Coordinated Offering, the provision of any customary “legend removal” legal opinions in accordance with Section 5.1.

2.4.2 Prior to the pricing of any Block Trade or Coordinated Offering, the Holders initiating such Block Trade or Coordinated Offering shall have the right to submit notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sale agents or placement agents (if any) of their intention to withdraw from such Block Trade or Coordinated Offering for any or no reason whatsoever. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Coordinated Offering prior to its withdrawal under this Section 2.4.

2.4.3 The Holder(s) initiating a Block Trade or Coordinated Offering shall have the right to select the Underwriters and any brokers, sale agents or placement agents (if any) for such Block Trade or Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4.4 For the avoidance of doubt, any Block Trade or Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to subsection 2.2.1 hereof.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. Whenever required under Section 2.1 to use commercially reasonable efforts to effect the registration of any Registrable Securities, the Company shall:

3.1.1 as expeditiously as possible, subject to the other provisions of this Agreement, prepare and file a Registration Statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and one legal counsel to such Holders, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the one legal counsel for such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 use its reasonable best efforts to cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or one counsel on behalf of such sellers;

3.1.9 promptly notify the Holders in writing at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.10 permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such Person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, a Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, the broker, placement agents, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.13 in the event of any Underwritten Offering, a Block Trade, a Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15 if an Underwritten Offering is expected to yield gross proceeds of at least $50,000,000, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. No Person may participate in any Underwritten Offering for equity securities of the Company unless such Person (i) agrees to sell such Person’s equity securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4 Suspension of Sales; Adverse Disclosure.

3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed (any such period, a “Suspension Period”).

3.4.2 If the filing, initial effectiveness or continued use of (including in connection with any Underwritten Offering) a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, then the Company may, upon giving prompt written notice to the Holders, delay the filing or initial effectiveness of, or suspend use of (including in connection with any Underwritten Offering), such Registration Statement for the shortest period of time, but in no event more than ninety (90) days, determined in good faith by the Company to be necessary for such purpose (any such period, a “Blackout Period”). In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities.

3.4.3 The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4. Notwithstanding anything to the contrary in this Section 3.4, in no event shall any Blackout Periods and any Suspension Periods continue for more than one hundred and twenty (120) days in the aggregate during any 365-day period.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the Closing Date pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings (the delivery of which will be satisfied by the Company’s filing of such reports on the Commission’s EDGAR system). The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Class A Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the

Company, its directors and officers and agents and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1 Removal of Legends. The legend on any Registrable Securities covered by this Agreement shall be removed if (i) such Registrable Securities are sold pursuant to an effective registration statement, (ii) (A) a registration statement covering the resale of such Registrable Securities is effective under the Securities Act and the applicable holder of such Registrable Securities delivers to the Company a representation letter agreeing that such Registrable Securities will be sold under such effective registration statement, or (B) six (6) months after Closing, such Holder has held such Registrable Securities for at least six (6) months and is not, and has not been in the preceding three (3) months, an Affiliate of the Company (as defined in Rule 144 under the Securities Act), and such Holder provides to the Company any other information the Company deems reasonably necessary to deliver to the transfer agent an instruction to so remove such legend, (iii) such Registrable Securities may be sold by the holder thereof free of restrictions pursuant to Rule 144(b) under the Securities Act or (iv) such Registrable Securities are being sold, assigned or otherwise transferred pursuant to Rule 144 under the Securities Act; provided, that with respect to clause (ii)(A), (iii) or (iv) above, the Holder of such Registrable Securities has provided all necessary documentation and evidence (which may include an opinion of counsel) as may reasonably be required by the Company to confirm that the legend may be removed under applicable securities law. The Company shall cooperate with the applicable Holder of Registrable Securities to effect removal of the legend on such shares pursuant to this Section 5.1 as soon as reasonably practicable after delivery of notice from such holder that the conditions to removal are satisfied (together with any documentation required to be delivered by such holder pursuant to the immediately preceding sentence). The Company shall bear all direct costs and expenses of the Company associated with the removal of a legend pursuant to this Section 5.1.

5.2 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Permian Resources Corporation, 300 N. Marienfeld St., Suite 1000, Midland, Texas 79701, Attention: John Charles Bell and Chad MacDonald; with copies to (which shall not constitute notice) 711 Louisiana Street, STE 2300, Houston, Texas 77002, Attention: Austin Lee and Jason Jean; and, if to any Holder, to the email and physical addresses set forth on Schedule I, with a copies to (which shall not constitute notice) Wesley Williams and Cole Bredthauer. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective promptly after delivery of such notice as provided in this Section 5.2.

5.3 Assignment; No Third Party Beneficiaries.

5.3.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.3.2 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which, subject to Section 5.3.4, shall include transferees of Registrable Securities.

5.3.3 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and this Section 5.3.

5.3.4 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have (i) consented to such assignment in writing (email shall suffice), which consent may be withheld by the Company in its sole discretion, (ii) received written notice of such assignment as provided in Section 5.2 and (iii) received the written agreement of the assignee by the execution of the joinder agreement attached hereto as Exhibit A, or in a form reasonably satisfactory to the Company to be bound by the terms and provisions of this Agreement. Any transfer or assignment made other than as provided in this Section 5.3 shall be null and void.

5.4 Counterparts; Electronic Signatures. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced. Signatures to this Agreement transmitted by electronic mail in .pdf form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures. No party shall be bound until such time as all of the parties have executed counterparts of this Agreement.

5.5 Governing Law; Venue; Waiver of Jury Trial.

5.5.1 NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES OF SUCH JURISDICTION.

5.5.2 All actions and proceedings for the enforcement of or based on, arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over the particular matter, any other court of the State of Delaware, or an federal court sitting in the State of Delaware), and each of the parties hereto hereby (i) irrevocably submits to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding, (ii) irrevocably waives the defense of an inconvenient forum to the maintenance of any such action or proceeding, (iii) agrees that it shall not bring any such action in any court other than the Court of Chancery of the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over the particular matter, any other court of the State of Delaware, or any federal court sitting in the State of Delaware), and (iv) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which the Company or Holder, as the case may be, is to receive notice in accordance with Section 5.3. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

5.5.3 EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5.6 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority-in-interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, (i) any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected and (ii) any amendment hereto or waiver hereof that adversely affects a Holder, solely in its capacity as a Holder, in a manner that is materially different from the other Holders, shall require the consent of the Holders of a majority-in-interest of the then-outstanding number of Registrable Securities held by the Holders. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.7 Other Registration Rights. The Company represents and warrants that no Person, other than a Holder of Registrable Securities, the Pre-Existing Holders and the other parties to any agreements, if any, filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 (filed with the SEC on February 29, 2024), has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. The Company represents and warrants that it shall not hereafter enter into any agreement with respect to its securities that is inconsistent in any material respect with the rights granted to the Holders of Registerable Securities by this Agreement and that the rights granted to the Holders of Registrable Securities hereunder do not in any way violate the rights granted to the holders of the Company’s securities under any other agreements.

5.8 Entire Agreement. This Agreement (together with the Purchase Agreement and any other documents and instruments executed pursuant hereto or thereto) supersedes all other prior oral or written agreements between the Holders, the Company, their respective Affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement (together with the Purchase Agreement and any other documents and instruments executed pursuant hereto or thereto) constitutes the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Holder makes any representation, warranty, covenant or undertaking with respect to such matters.

5.9 Term. This Agreement shall be effective upon the Closing and shall terminate upon the earlier of (a) the first anniversary of the Closing Date and (b) the date as of which the aggregate beneficial ownership of the Holders is less than 25% of the Registrable Securities in existence as of the Closing Date.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

PERMIAN RESOURCES CORPORATION, a Delaware Corporation

By:	/s/ Will Hickey
Name:	Will Hickey
Title:	Co-Chief Executive Officer

[Signature Page to Registration Rights Agreement]

HOLDERS:

TASCOSA ENERGY PARTNERS, LLC, a Texas limited liability company

By:	/s/ Kevin Herrmann
Name:	Kevin Herrmann
Title:	Manager

[Signature Page to Registration Rights Agreement]

HOLDERS:

CANYON DRAW RESOURCES, LLC, a Texas limited liability company

By: PetroCap Partners III, L.P., its sole member
By: PetroCap Partners III GP, LLC, its general partner

By:	/s/ William L. Britain
Name:	William L. Britain
Title:	Managing Director

[Signature Page to Registration Rights Agreement]

Schedule I

Holder Name	Address
Tascosa Energy Partners, LLC	Tascosa Energy Partners, LLC 901 W. Missouri Ave, Midland, Texas 79701

Canyon Draw Resources, LLC

Canyon Draw Resources, LLC

3333 Lee Parkway, Suite 750

Dallas, Texas 75219

Attn: Marc Manzo

With a copy to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP

201 Main Street, Suite 1600

Fort Worth, Texas 76102

Attn: Wesley Williams; Cole Bredthauer

Exhibit A

FORM OF JOINDER AGREEMENT

This Joinder Agreement (the “Joinder Agreement”), dated as of _______________, 20__ (the “Effective Date”) is executed by and between Permian Resources Corporation, a Delaware corporation (the “Company”), and _______________ (the “Additional Holder”) in connection with that certain Registration Rights Agreement, dated as of [•], 2024 (the “Agreement”), by and among the Company, the parties listed on the signature pages thereto and each person who has become a party thereto by entering into a joinder agreement in accordance with the terms thereof. Capitalized terms used but not defined herein shall have the meaning given to such terms in the Agreement.

By the execution of this Joinder Agreement, the Additional Holder agrees as follows:

1.	The Additional Holder is the holder of the number of shares of Class A Common Stock set forth below its name on the signature page hereto.

2.

The Additional Holder shall be considered a “Holder” for purposes of the Agreement, and the shares of Class A Common Stock set forth below the Additional Holder’s name on the signature page hereto shall constitute “Registrable Securities” for the purposes of the Agreement, for so long as, and to the extent that, the Additional Holder and such shares of Class A Common Stock otherwise meet the applicable definitions thereof pursuant to the Agreement.

3.	As of the Effective Date, the Additional Holder hereby joins in, and agrees to be bound by and subject to, the terms set forth in the Agreement applicable to Holders.

4.	Any notice required or permitted by the Agreement shall be given to the Additional Holder at the address listed below its name on the signature page hereto.

[Remainder of Page Left Intentionally Blank]

EXECUTED AND DATED as of the Effective Date.

HOLDER

By:
Name:
Title:

Number of Shares of Class A Common Stock:
Address:

ACKNOWLEDGED AND AGREED:

PERMIAN RESOURCES CORPORATION

By:
Name:
Title:

Signature Page to Joinder Agreement